Exhibit 99.1

Raptor Pharmaceutical Announces Management Changes

NOVATO, Calif., October 23, 2014 — Raptor Pharmaceutical Corp. (Nasdaq: RPTP) today announced that it has strengthened its leadership team with the hiring of two new executives: David Happel, Chief Commercial Officer, who will oversee Raptor’s global commercial operations, and Kimberly Lee, D.O., Vice President, Corporate Strategy and Communications, who will lead strategy development, investor relations and media communications.

Raptor also announced that Georgia Erbez, Chief Financial Officer since September 2012, will be leaving the company to pursue other opportunities. Frank Lanza has been appointed as interim Principal Financial and Accounting Officer. Mr. Lanza has served as the company’s Controller since February 2013. Raptor has initiated a process to select a new Chief Financial Officer.

“We are confident that our experienced finance team, led by Frank, will continue to meet the company’s financial, accounting and reporting needs during this transition period,” said Julie Anne Smith, President and CEO-designate of Raptor Pharmaceutical.

Mr. Happel and Dr. Lee will report to Ms. Smith, who added: “David and Kim bring significant strengths and capabilities to our leadership team. They will lead critical functions as we expand our commercial activities into new territories and as our clinical development programs in Huntington’s disease, NASH, Leigh syndrome and other mitochondrial diseases mature. We are delighted to welcome them to Raptor.”

Mr. Happel has more than 25 years of experience in the biotechnology and pharmaceutical industry, including senior executive leadership roles in global marketing, sales and commercial operations. Mr. Happel most recently served as Chief Commercial Officer of Allergen Research Corporation, where he led global commercial and corporate development. Prior to Allergen, Mr. Happel led commercial functions at Dynavax Technologies and Aerovance, Inc. Previously, Mr. Happel held senior-level leadership positions at Dr. Reddy’s Laboratories, Chiron Corporation, InterMune, Inc. and Parke-Davis/Pfizer, where he led the development and commercialization of several market-leading products, including TOBI®, for the treatment of cystic fibrosis, and Actimmune®, for the treatment of multiple orphan diseases. Mr. Happel received his B.A. in Chemistry from Indiana University and an MBA in Marketing from Indiana State University.

Dr. Lee brings more than 20 years of experience in the healthcare industry, predominantly as a sell-side equity research analyst covering the biotechnology sector. Most recently, she was a managing director and senior research analyst at Janney Montgomery Scott LLC, where she focused on orphan drug, oncology and women’s health companies. Prior to Janney, she held managing director roles and progressively senior research analyst positions at ThinkEquity LLC,

Pacific Growth Equities (acquired by Wedbush Securities), Jefferies & Co and Stephens Inc. Dr. Lee received her B.S. in Biological Sciences from Stanford University and her D.O. from Kirksville College of Osteopathic Medicine. She is a licensed physician and member of the American Osteopathic Association as well as author of several papers published in leading scientific and clinical journals.

About Raptor Pharmaceuticals

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington’s disease (HD), nonalcoholic steatohepatitis (NASH), Leigh syndrome and other mitochondrial diseases. With an approved product in the U.S. and EU, Raptor also holds several orphan drug designations, including exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. and EU. A request for orphan designation for Leigh syndrome has been submitted to the FDA. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson’s disease and Rett syndrome. For additional information, please visit www.raptorpharma.com.

INVESTOR CONTACT:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Cammy Duong

Canale Communications

(619) 849-5382

cammy@canalecomm.com